(PAGE)                   FIRST AMENDMENT

                               TO

        NINTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT

               HOUSING DEVELOPMENT ASSOCIATES S.E.


          THIS FIRST AMENDMENT TO NINTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF HOUSING DEVELOPMENT ASSOCIATES S.E. ("the Amendment") is made effective as of October 2, 1998, by and among Equus Entertainment Corporation, a Puerto Rico corporation ("EEC") and Deer Valley LLC, a Maryland limited liability company ("Deer Valley").

                           WITNESSETH:

          WHEREAS, Interstate General Company, L.P. a Delaware limited partnership ("IGC"), and EEC are parties to that certain Ninth Amended and Restated Partnership Agreement of Housing Development Associates S.E. (the "Partnership"), dated as of December 31, 1997 (the "Agreement") pursuant to which IGC owns a 1% Percentage Partnership Interest and EEC owns a 99% Percentage Partnership Interest and is the Managing Partner; and

          WHEREAS, pursuant to that certain Redemption Agreement entered in by and between IGC and Deer Valley of even date herewith, IGC transferred to Deer Valley IGC's entire interest in the Partnership; and

          WHEREAS, on the date hereof (i) IGC withdrew from the Partnership, (ii) Deer Valley was admitted to the Partnership with a 1% Percentage Partnership Interest, and (iii) EEC as Managing Partner consented to the transactions described above; and

          WHEREAS, the parties desire to amend the Agreement to reflect the transactions described above.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.  Admission of Deer Valley.  Deer Valley succeeds to
IGC's entire interest in the Partnership with a Percentage
Partnership Interest of 1% and, in the accordance with Section 20 of the Agreement, Deer Valley is hereby admitted as a Substitute
Partner with request to such interest.

          2. Withdrawal of IGC. IGC hereby withdraws from the Partnership.
(PAGE)                        - 2 -

          3. Consent. EEC, as Managing Partner, hereby consents to the transactions described in the Amendment.

          4. Other Provisions of Agreement. Except as amended hereby, the terms and conditions of the Agreement remain in full force and effect.

          5. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be dully executed as of the date first above written.

                           EQUUS ENTERTAINMENT CORPORATION



                           By: /s/ Gretchen Gronau
                           Name : Gretchen Gronau
                           Title: Vice-President


                           DEER VALLEY LLC



                           By: /s/ J. Michael Wilson
                           Name : J. Michael Wilson
                           Title:


                           WITHDRAWAL OF IGC:

                           By: Interstate General Management
                               Corporation
                               Managing General Partner



                           By: /s/ J. Michael Wilson
                           Name : J. Michael Wilson
                           Title: